Subject to Completion, Pricing Supplement dated March 15, 1996

PROSPECTUS Dated March 29, 1995                  Pricing Supplement No. 65  to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                                            March   , 1996
                                                                Rule 424(b)(3)
                                 [$15,000,000]
                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                    EXCHANGEABLE NOTES DUE [MARCH 30, 2002]

                  Exchangeable For Shares of Common Stock of
                      ABC Corp., DEF Corp. and XYZ Corp.

The Exchangeable Notes due [March 30, 2002] (the "Notes") are Medium-Term Notes, Series C (Senior Fixed Rate Notes) of Morgan Stanley Group Inc. (the "Company"), as further described below and in the Prospectus Supplement under "Description of Notes - Fixed Rate Notes." The issue price of each Note will
be $      (     % of the principal amount at maturity) (the "Issue Price"), and there will be no periodic payments of interest.  The Issue Price
represents a yield to maturity of    % per annum computed on a semiannual
bond-equivalent basis based on the Issue Price calculated from the date of issuance (the "Original Issue Date"). The Notes are issued in minimum denominations of $1,000 per Note and will mature on [March 30, 2002].

On any Exchange Date (as defined herein), the holder of a Note will have the right (the "Exchange Right"), subject to a prior call of the Notes for cash by the Company (as described in the immediately succeeding paragraph) and upon completion by the holder and delivery to the Company and the Calculation Agent of an Official Notice of Exchange prior to 11:00 a.m. New York City time on such date, to exchange each $1,000 principal amount of such Note for (i) ___ shares (the "ABC Exchange Ratio") of the common stock of ABC ("ABC Stock"),
(ii) ___ shares (the "DEF Exchange Ratio") of the common stock of DEF ("DEF Stock") and (iii) ___ shares (the "XYZ Exchange Ratio") of the common stock of XYZ ("XYZ Stock") (collectively, the "Basket Stocks" and individually a "Basket Stock"), subject to the Company's right to pay cash in an amount equal to the applicable Exchange Ratio times the applicable Market Price (as defined herein) of any of such Basket Stocks on the Exchange Date in lieu of such
shares.   Each Exchange Ratio was initially calculated so that each Basket
Stock constitutes an equal dollar value within the Basket.   Upon exchange,
the holder will not receive any cash payment representing any accrued OID. Such accrued OID will be deemed paid by the shares of such Basket Stocks or cash received by the holder upon exercise of the Exchange Right. Each Exchange Ratio will remain constant for the term of the Notes unless adjusted for certain corporate events; provided however, that none of the Exchange Ratios will be adjusted for any original issue discount ("OID") on the Notes. See "Adjustments to the Exchange Ratios" in this Pricing Supplement. An Exchange Date will be any NYSE Trading Day (as defined herein) that falls during the period beginning March , 1997 and ending on the day prior to the earliest of (i) the Maturity Date, (ii) the Call Date (as defined below) and
(iii) in the event of a call for cash as described under "Company Exchange Right" herein, the Company Notice Date (as defined herein).

On or after March , 1999 the Company may call the Notes, in whole but not in part, for mandatory exchange into the Basket Stocks at the applicable Exchange Ratios; provided that between March , 1999 and on or before March , 2000 the Company may call the Notes only if Parity (as defined herein) as determined on the NYSE Trading Day immediately prior to the Company Notice Date is greater than $1,500; and provided further that after March , 2000, if Parity as determined by the NYSE Trading Day immediately prior to the Company Notice Date is less than the applicable Call Price (as defined herein) for such Company Notice Date, the Company will pay such applicable Call Price in cash on the date (the "Call Date") not less than 30 nor more than 60 days after the Company Notice Date, as specified by the Company. If the Notes are so called for mandatory exchange, the Basket Stocks or cash to be delivered to holders of Notes will be delivered on the Call Date.

ABC Corp., DEF Corp. and XYZ Corp. are not affiliated with the Company nor involved in this offering of the Notes. The Market Price for the ABC Stock,
DEF Stock and XYZ Stock on the date of this Pricing Supplement was $    , $
and      $    , respectively.  See "Historical Information" in this Pricing
Supplement for information on the range of Market Prices for ABC Stock, DEF Stock and XYZ Stock.

The Company will cause Parity and any adjustments to the Exchange Ratios to be determined by the Calculation Agent for Chemical Bank, as Trustee under the Senior Debt Indenture.

An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under "Risk Factors" on PS-5 through PS-6 herein.

                               _________________

                                 PRICE       %
                               _________________


                                        Agent's
                Price to Public      Commissions(1)      Proceeds to Company
               -----------------    ----------------    ---------------------
Per Note...            %                   %                      %
Total......        $                    $                     $
_______________
(1) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.

                               MORGAN STANLEY & CO.
                                   Incorporated

Information contained in this preliminary pricing supplement is subject to completion or amendment. These securities may not be delivered prior to the time a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.


Principal Amount:..............  [$15,000,000]

Maturity Date:.................  [March 30, 2002]

Specified Currency:............  U.S. Dollars

Issue Price:...................    %

Original Issue Date (Settlement
 Date):........................  March   , 1996

Book Entry Note or Certificated
 Note:.........................  Book Entry

Senior Note or Subordinated
 Note:.........................  Senior

Minimum Denominations:.........  $1,000

Trustee:.......................  Chemical Bank


Exchange Right:................  On any Exchange Date, subject to a prior call of the Notes by the Company for cash as described under "Company Exchange Right" below, the holders of Notes will be entitled upon (a) completion by the holder and delivery to the Company and the Calculation Agent of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. New York City time on such date and (b) delivery on such date of such Notes to the Trustee, to exchange each $1,000 principal amount of Notes for [(i) shares of ABC Stock, (ii) shares of DEF Stock and (iii) shares of XYZ Stock (collectively, the "Basket Stocks" and individually, a "Basket Stock")], subject in each case to adjustment as described under "Adjustments to the Exchange Ratios" below. Upon any such exchange, the Company may, at its sole option, deliver the shares of such Basket Stocks or, in lieu of the shares of any or all of such Basket Stocks, pay an amount in cash equal to the applicable Exchange Ratio times the applicable Market Price of any such Basket Stock on the Exchange Date, as determined by the Calculation Agent. Such delivery or payment will be made 3 Business Days after any Exchange Date, subject to delivery of such Notes to the Trustee on the Exchange Date.

                                 The Company shall, or shall cause the
                                 Calculation Agent to, deliver such Basket
                                 Stocks or cash to the Trustee for delivery to the holders.

No Fractional Shares:..........  If upon any exchange of the Notes the Company chooses to deliver any Basket Stock, the Company will pay cash in lieu of delivering fractional shares of any such Basket Stock in an amount equal to the corresponding fractional Market Price as determined by the Calculation Agent on such Exchange Date.

Exchange Ratios:...............  The Exchange Ratios for ABC Stock, DEF Stock
                                 and XYZ Stock are       (the "ABC Exchange
                                 Ratio"),       (the "DEF Exchange Ratio") and
                                       (the "XYZ Exchange Ratio"),
                                 respectively, subject in each case to
                                 adjustment for certain corporate events. See "Adjustments to Exchange Ratios" below.

Exchange Date:.................  Any NYSE Trading Day that falls during the period beginning March , 1997 and ending on the day prior to the earliest of (i) the Maturity Date, (ii) the Call Date and (iii) in the event of a call for cash as described under "Company Exchange Right" below, the Company Notice Date.

Company Exchange Right:........  On or after March , 1999, the Company may call the Notes, in whole but not in part, for mandatory exchange into the Basket Stocks at the applicable Exchange Ratios; provided that, between March , 1999 and on or before March , 2000, the Company may only call the Notes if Parity on the NYSE Trading Day immediately preceding the Company Notice Date is greater than $1,500; and provided further that after March , 2000, if Parity as determined by the Calculation Agent on the NYSE Trading Day immediately prior to the Company Notice Date is less than the applicable Call Price for such Company Notice Date, the Company will pay such Call Price in cash on the Call Date. If the Notes are so called for mandatory exchange by the Company, then, unless a holder subsequently exercises the Exchange Right (the exercise of which will not be available to the holder following a call for cash in an amount equal to the Call Price), the Basket Stocks or cash to be delivered to holders of Notes will be delivered on the Call Date fixed by the Company and set forth in its notice of mandatory exchange, upon delivery of such Notes to the Trustee. Upon an exchange by the Company, the holder will not receive any additional cash payment representing any accrued OID. Such accrued OID will be deemed paid by the delivery of the Basket Stocks or cash. The Company shall, or shall cause the Calculation Agent to, deliver such Basket Stocks or cash to the Trustee for delivery to the holders.

Company Notice Date:...........  Any NYSE Trading Day on or after March   ,
                                 1999 on which the Company issues its notice of exchange.

Parity:........................  With respect to any NYSE Trading Day, an amount equal to the sum of (i) the ABC
                                 Exchange Ratio times the Market Price (as defined below) of ABC Stock, (ii) the DEF Exchange Ratio times the Market Price of DEF Stock and (iii) the XYZ Exchange Ratio times the Market Price of XYZ Stock, in each case as such Market Prices shall be determined on such NYSE Trading Day.

Call Price:....................  Notice Date             Call Price
                                 -----------             ----------

                                 On or after _____ and before
                                 ___% of principal amount _____

                                 On or after _____ and before
                                 ___% of principal amount _____

Market Price:..................  If a Basket Stock (or any other security for which a Market Price must be determined) is listed on a national securities exchange, or is traded on The Nasdaq National Market ("NASDAQ NMS") or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the Market Price for one share of such Basket Stock (or one unit of any such other security) for any Exchange Date means (i) the last reported sale price, regular way, on such day on the principal United States securities exchange registered under the Exchange Act on which each such Basket Stock is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on such day. If the last reported sale price is not available for such Basket Stock pursuant to clause (i) or (ii) of the preceding sentence, the applicable Market Price for such Basket Stock on such Exchange Date shall be the mean, as determined by the Calculation Agent, of the bid prices for the such Basket Stock obtained from as many dealers in such Basket Stock, but not exceeding three, as will make such bid prices available to the Calculation Agent. The term "NASDAQ NMS security" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

NYSE Trading Day:..............  A day on which trading is generally conducted in the over-the-counter market for equity securities in the United States and on the NYSE, as determined by the Calculation Agent, and on which a Market Disruption Event has not occurred.

Basket:........................  The following table sets forth the Basket
                                 Stocks, the initial Market Price of each Basket Stock as of the date of this Pricing Supplement, the approximate dollar value of each Basket Stock represented in the Basket, the initial weight assigned to each Basket Stock and the Initial Exchange Ratio of each Basket Stock as of the date of this Pricing
                                 Supplement:


    Issuer of          Initial        Dollar Value
       the           Market Price     Represented                 Initial
                     ------------     in Original     Initial    Exchange
Basket Stock (1)         (2)          Basket Value    Weight     Ratio(2)
----------------     ------------     -------------   -------    --------
ABC Corp.             $                 $             33 1/3%
DEF Corp.             $                 $             33 1/3%
XYZ Corp.             $                 $             33 1/3%

                               (1) The common stocks of the three United States corporations listed herein are
                                       currently traded on [        ]

                               (2)     Initial Market Prices and Initial
                                       Exchange Ratios were determined
                                       based on average Market Prices at
                                       the time the Notes were priced by
                                       the Company for initial offering to
                                       the public.

                                 The initial Exchange Ratio relating to each Basket Stock indicates the number of shares of such Basket Stock, given the Market Price of such Basket Stock, required to be included in the Basket so that each Basket Stock represents the percentage and dollar value of the Initial Basket Value as assigned to it in the table above as of the date of this Pricing Supplement. The respective Exchange Ratios will remain constant for the term of the Notes unless adjusted for certain corporate events. See "Adjustments to the Exchange Ratios."

Calculation Agent:.............  Morgan Stanley & Co. Incorporated ("MS &
                                 Co.")

                                 Because the Calculation Agent is an
                                 affiliate of the Company, potential
                                 conflicts of interest may exist between
                                 the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratios or determining the Market Price for each Basket Stock or whether a Market Disruption Event has occurred. See "Adjustment to the Exchange Ratios" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.


Total Amount of OID:...........        % per $1,000 principal amount of Notes

Original Yield to Maturity:....      % per annum computed on a semiannual
                                 bond-equivalent basis based on the Issue
                                 Price calculated from the Original Issue Date.

Risk Factors:..................  An investment in the Notes entails significant risks not associated with similar investments in a conventional debt security, including the following:

                                 The Notes do not pay interest and the yield to maturity is less than would be payable on a non-exchangeable debt security issued with OID if the Company were to issue such a security at the same time it issues the Notes.

                                 The Company is not affiliated with the
                                 issuers of the Basket Stocks and, although the Company as of the date of this Pricing Supplement does not have any material non-public information concerning such issuers, corporate events of any such issuer, including those described below in "Adjustments to the Exchange Ratios," are beyond the Company's ability to control and are difficult to predict.

                                 The issuers of the Basket Stocks are not involved in the offering of the Notes and have no obligations with respect to the Notes, including any obligation to take the interests of the Company or of holders of Notes into consideration for any reason. The issuers of the Basket Stocks will not receive any of the proceeds of the offering of the Notes made hereby and is not responsible for, and have not participated in, the determination of the timing of, prices for or quantities of, the Notes offered hereby.

                                 There can be no assurance as to how the Notes will trade in the secondary market or whether such market will be liquid or illiquid. The market value for the Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of the Basket Stocks, including, but not limited to, the volatility of the Basket Stocks, the dividend rate on the Basket Stocks, market interest and yield rates, and the time remaining to the first Exchange Date, any Call Date or the maturity of the Notes. In addition, the value of the Basket Stocks depend on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The market value of the Notes is expected to depend primarily on the extent of the appreciation, if any, of the Market Price above the initial Market Price for each such Basket Stock. The price at which a holder will be able to sell Notes prior to maturity may be at a discount, which could be substantial, from the accreted principal amount thereof, if, at such time, the Market Price for each such Basket Stock is below, equal to or not sufficiently above the initial Market Price for such Basket Stock. The historical market prices of the Basket Stocks should not be taken as an indication of future performance of the Basket Stocks during the term of any Note.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain adjustments to the Exchange Ratios that may influence the determination of Parity or of the amount of stock or cash receivable upon exercise of the Exchange Right or the Company Exchange Right. See "Adjustments to the Exchange Ratio" and "Market Disruption Event."

                                 It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the Notes.  See
                                 "United States Federal Taxation" below.

Adjustments to the Exchange
 Ratios: The ABC Exchange Ratio, DEF Exchange Ratio and XYZ Exchange Ratio will be adjusted as follows:

                                 1.  If any of the Basket Stocks are subject
                                 to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio for such Basket Stock will be adjusted to equal the product of the prior Exchange Ratio of such Basket Stock and the number of shares of such Basket Stock issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

                                 2. If any of the Basket Stocks is subject to a stock dividend (issuance of additional shares of such Basket Stock that is given ratably to all holders of such Basket Stock), then once the dividend on the applicable Basket Stock has become effective and the applicable Basket Stock is trading ex-dividend, the applicable Exchange Ratio will be adjusted so that the new Exchange Ratio for the applicable Basket Stock shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Exchange Ratio.

                                 3.  There will be no adjustments to any
                                 Exchange Ratio to reflect cash dividends or other distributions paid with respect to any Basket Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below.
                                 A cash dividend or other distribution with respect to a Basket Stock will be deemed an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for the applicable Basket Stock by an amount equal to at least 10% of the Market Price of such Basket Stock on the NYSE Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs, the Exchange Ratio with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the NYSE Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the NYSE Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for a Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on any Basket Stock described in paragraph 6 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the applicable Exchange Ratio pursuant to paragraph 6.

                                 4.  If the issuer of any Basket Stock is
                                 being liquidated or is subject to a
                                 proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into shares of the applicable Basket Stock so long as a Market Price for such Basket Stock is available. If a Market Price is no longer available for the applicable Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of such issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of such Basket Stock will equal zero for so long as the applicable Market Price is not available.

                                 5.  If there occurs any reclassification or
                                 change of any Basket Stock, or if the issuer of such Basket Stock has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of the issuer of such Basket Stock as an entirety or substantially as an entirety, in each case as a result of which the holders of such Basket Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Basket Stock, then the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes for the kind and amount of shares of stock, other securities or other property or assets (including cash) that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes for shares of such applicable Basket Stock immediately prior to any such corporate event. At such time, no adjustment will be made to the applicable Exchange Ratio.

                                 6.  If the issuer of any Basket Stock
                                 issues to all holders of shares of such
                                 Basket Stock equity securities of an
                                 issuer other than the Issuer of such
                                 Basket Stock (other than in a transaction described in paragraph 5 above), then the holders of the Notes then outstanding will be entitled to receive such new equity securities upon exchange of such Notes. The Exchange Ratio for such new equity securities will equal the product of the Exchange Ratio in effect for the applicable Basket Stock at the time of the issuance of such new equity securities and the number of shares of the new equity securities issued with respect to one share of the applicable Basket Stock.

                                 No adjustments to any Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the applicable Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

                                 No adjustments to any Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of any Basket Stock.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the
                                 Exchange Ratios and of any related
                                 determinations and calculations with
                                 respect to any distributions of stock,
                                 other securities or other property or
                                 assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to any of the Exchange Ratios upon written request by any holder of the Notes.

Market Disruption Event:.......  "Market Disruption Event" means:

                                 (i) a suspension, absence or material
                                 limitation of trading of any Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or the suspension or material limitation on the primary market for trading in options contracts related to any Basket Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                 (ii) a determination by the Calculation
                                 Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization, the Securities and Exchange Commission or any other exchange relevant to the determination of the Market Price as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a Market Disruption Event, (4) a suspension of trading in an options contract on any Basket Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to such Basket Stock and (5) an "absence of trading" on the primary securities market on which options contracts related to any Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Public Information.............  All of the Basket Stocks are registered under the Exchange Act.  Companies with
                                 securities registered under the Exchange
                                 Act are required to file periodically
                                 certain financial and other information
                                 specified by the Securities and Exchange
                                 Commission (the "Commission").
                                 Information provided to or filed with the Commission is available at the offices of the Commission specified under "Available Information" in the accompanying Prospectus. In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Company makes no representation or warranty as to the accuracy or completeness of such reports.

                                 THIS PRICING SUPPLEMENT RELATES ONLY TO THE
                                 NOTES OFFERED HEREBY AND DOES NOT RELATE TO
                                 THE BASKET STOCKS OR OTHER SECURITIES OF ANY
                                 ISSUER OF A BASKET STOCK OR OF ANY AFFILIATE
                                 THEREOF.  ALL DISCLOSURES CONTAINED IN THIS
                                 PRICING SUPPLEMENT REGARDING THE ISSUERS OF
                                 THE BASKET STOCKS ARE DERIVED FROM THE
                                 PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. NEITHER THE COMPANY NOR THE AGENT HAS PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO THE ISSUERS OF THE BASKET STOCKS. NEITHER THE COMPANY NOR THE AGENT MAKES ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING THE ISSUERS OF THE BASKET STOCKS ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF ANY BASKET STOCK (AND THEREFORE THE INITIAL MARKET PRICE AND THE EXCHANGE RATIO FOR SUCH BASKET STOCK), HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING THE ISSUERS OF THE BASKET STOCKS COULD AFFECT THE VALUE RECEIVED ON ANY EXCHANGE DATE OR CALL DATE WITH RESPECT TO THE NOTES AND THEREFORE THE TRADING PRICES OF THE NOTES.

                                 THE INCLUSION OF A STOCK IN THE BASKET IS NOT A RECOMMENDATION TO BUY OR SELL SUCH STOCK, AND NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY PURCHASER OF NOTES AS TO THE PERFORMANCE OF ANY BASKET STOCK.

                                 The Company or its affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks including extending loans to, or making equity investments in, such Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of such business, the Company or its affiliates may acquire non-public information with respect to the Basket Stocks and, in addition, one or more affiliates of the Company may publish research reports with respect to such issuers. The Company does not make any representation to any purchaser of Notes with respect to any matters whatsoever relating to such Basket Stocks. Any prospective purchaser of a Note should undertake an independent investigation of the issuers of the Basket Stocks as in its judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information.........  The following table sets forth the high and low Market Prices with respect to each Basket Stock during 1993, 1994, 1995 and during 1996
                                 through March   , 1996.  The Market Price on
                                 March  , 1996 for ABC Stock, DEF Stock and
                                 XYZ Stock was $   , $    and  $  ,
                                 respectively.  Beneath the name of each
                                 issuer is the CUSIP number for the security included in the Basket relating to such issuer. The historical prices of the Basket Stocks should not be taken as an indication of future performance, and no assurance can be given that the prices of the Basket Stocks will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the principal amount on any Exchange Date or Call Date.


Basket Stock                           High           Low             Last
------------                           ----           ---             ----

Calendar Year
1993
First Quarter
Second Quarter
Third Quarter
Fourth Quarter

1994
First Quarter
Second Quarter
Third Quarter
Fourth Quarter

1995
First Quarter
Second Quarter
Third Quarter
Fourth Quarter

1996
First Quarter (to March  , 1996)


Basket Stock                           High           Low             Last
------------                           ----           ---             ----

Calendar Year
1993
First Quarter
Second Quarter
Third Quarter
Fourth Quarter

1994
First Quarter
Second Quarter
Third Quarter
Fourth Quarter

1995
First Quarter
Second Quarter
Third Quarter
Fourth Quarter

1996
First Quarter (to March  , 1996)

Basket Stock                           High           Low             Last
------------                           ----           ---             ----

Calendar Year
1993
First Quarter
Second Quarter
Third Quarter
Fourth Quarter

1994
First Quarter
Second Quarter
Third Quarter
Fourth Quarter

1995
First Quarter
Second Quarter
Third Quarter
Fourth Quarter

1996
First Quarter (to March  , 1996)

Use of Proceeds and Hedging:...  The net proceeds to be received by the
                                 Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Notes. See also "Use of Proceeds" in the accompanying Prospectus.

                                 On the date of this Pricing Supplement, the Company, through its subsidiaries, may hedge its anticipated exposure in connection with the Notes by taking positions in any or all of the Basket Stocks, in options contracts on such Basket Stocks listed on major securities markets or positions in any other instruments that it may wish to use in connection with such hedging. In the event that the Company pursues such a hedging strategy, the price at which the Company is able to purchase such positions may be a factor in determining the Exchange Ratio for any such Basket Stock. Purchase activity could potentially increase the prices of any or all of the Basket Stocks and therefore effectively increase the level to which the Basket Stocks must rise before a holder of a Note will receive more than the accreted principal amount on any Exchange Date or Call Date. Although the Company has no reason to believe that its hedging activity will have a material impact on the price of the Basket Stocks or such options, there can be no assurance that the Company will not affect such prices as a result of its hedging activities. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the Notes by purchasing and selling the securities and instruments listed above and other available securities and instruments.


United States Federal Taxation:  United States Holders of the Notes.  The
                                 following discussion is based on the opinion
                                 of          , special tax counsel to the
                                 Company.  This discussion supplements the
                                 "United States Federal Taxation" section in the accompanying Prospectus Supplement.
                                 Any limitations on disclosure and any defined terms contained therein are equally applicable to the summary below. The Notes will be issued with original issue discount ("OID") equal to the difference between the Notes' Issue Price and their "stated redemption price at maturity." For this purpose, the stated redemption price at maturity of the Notes is equal to the principal amount.

                                 The Notes will be treated as debt for United
                                 States federal income tax purposes. Although proposed Treasury regulations addressing the treatment of contingent debt instruments were issued on December 15, 1994, such regulations, which generally would require current accrual of contingent amounts and would affect the character of gain on the sale, exchange or retirement of a Note, by their terms apply only to debt instruments issued on or after the 60th day after the regulations are finalized.

                                 Under general United States federal income tax principles, upon exercise of the Exchange Right or upon payment pursuant to the Company Exchange Right, a United States Holder will recognize gain or loss equal to the difference between the amount realized (which, if the Company delivers Basket Stocks, will be the fair market value of such stock at the time of the exchange, plus any cash received in lieu of fractional shares) on the exchange and such Holder's tax basis in the Note. A United States Holder receiving any of the Basket Stocks will have a basis in such Basket Stock equal to its fair market value at the time of the exchange and a holding period in such stock beginning the day after the date of the exchange. With respect to accrual basis taxpayers receiving the Call Price in cash pursuant to the Company Exchange Right, such accrual basis taxpayers may recognize gain or loss at the time the Notice is received rather than at the time of payment. Any loss recognized on any exchange will be treated as capital loss. It is unclear, however, under existing law whether gain recognized on any exchange will be treated as ordinary or capital in character. Subject to further guidance from the Internal Revenue Service, the Company intends to treat such gain as interest income and to report such amounts accordingly. Prospective investors should consult with their tax advisors regarding the character of gain recognized upon exercise of the Exchange Right or the Company Exchange Right.

                                 United States Holders that have acquired debt instruments similar to the Notes and have accounted for such debt instruments under proposed, but subsequently withdrawn, Treasury regulation Section 1.1275-4 may be deemed to have established a method of accounting that must be followed with respect to the Notes, unless consent of the Commissioner of the Internal Revenue Service is obtained to change such method. Absent such consent, such a Holder would be required to account for the Note in the manner prescribed in withdrawn Treasury regulation
                                 Section  1.1275-4.  The Internal Revenue
                                 Service, however, would not be required to accept such method as correct.

                                 Any gain or loss recognized on the sale or other taxable disposition of a Note prior to maturity will be treated as capital in character.



                                                                       ANNEX A


                          OFFICIAL NOTICE OF EXCHANGE

                                             Dated:[On or after March  , 1997]


Morgan Stanley Group Inc.
1585 Broadway
New York, New York  10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York  10036
Fax No.: (212) 761-0028
(Attn:  Richard P. Sandulli)


Dear Sirs:

         The undersigned holder of the Medium Term Notes, Series C, Senior Fixed Rate Notes due [March 30, 2002] (Exchangeable for Shares of Common Stock of ABC Corp., DEF Corp. and XYZ Corp.) of Morgan Stanley Group Inc. (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any NYSE Trading Day, as of the next NYSE Trading Day, provided that such day is prior to the earliest of (i) [March 30, 2002], (ii) the Call Date and (iii) in the event of a call for cash, the Company Notice Date), the Exchange Right as described in Pricing Supplement
No.     dated March   , 1996 (the "Pricing Supplement") to the Prospectus
Supplement dated March 29, 1995 and the Prospectus dated March 29, 1995 related to Registration Statement No. 33-57833. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement.
Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Company will deliver, at its sole option, any or all shares of the Basket Stocks or cash 3 Business Days after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.


                                       Very truly yours,

                                           __________________________
                                           [Name of Holder]


                                       By: ________________________
                                           [Title]


                                          __________________________
                                          [Fax No.]

                                       $  __________________________
                                          Principal Amount of Notes
                                            surrendered for exchange


Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY GROUP INC., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent



By: ________________________________________
    Title:


Date and time of acknowledgement ___________